As filed with the Securities and Exchange Commission on November 16, 2001
Registration Number 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-0856778

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4050 Legato Road
Fairfax, Virginia 22033
(Address of Principal Executive Offices)

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
STOCK OPTION PLAN FOR EMPLOYEES
(Full Title of the Plan)

William M. Purdy
Chief Executive Officer and President
American Management Systems, Incorporated
4000 Legato Road
Fairfax, Virginia 22033
(Name and Address of Agent for Service)
(703) 267-8000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Denise R. Cade, Esq.
Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount to be	Offering Price	Proposed Maximum	Amount of
to be Registered	Registered (1)	Per Share (2)	Aggregate Offering Price (2)	Registration Fee

Common Stock,	1,000,000 shares	$13.78	$13,780,000	$3,445.00
$.01 par value per share

1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Stock Option Plan for Employees, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

2)	Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(h), the calculation of the registration fee is based on the average of the high and low sales prices of the Registrant’s Common Stock on November 9, 2001, as reported by The Nasdaq Stock Market, Inc.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

      This Registration Statement is being filed to register shares of the Registrant’s Common Stock to be issued under its Stock Option Plan for Employees.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2000, as filed with the Commission on March 30, 2001.

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the Commission on November 14, 2001; the Registrant’s Quarterly Report of Form 10-Q for the quarter ended June 30, 2001, as filed with the Commission on August 14, 2001; the Registrant’s Quarterly Report of Form 10-Q for the quarter ended March 31, 2001, as filed with the Commission on April 30, 2001; and the Registrant’s Report on Form 8-K dated July 17, 2001, as filed with the Commission on July 18, 2001.

(c)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such information.

      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

      Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The Delaware General Corporation Law expressly provides, however, that the liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Delaware General Corporation Law further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Article Ninth of the Registrant’s Second Restated Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law makes provision for the indemnification of directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. Article VIII of the Registrant’s By-laws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law.

      The Registrant carries insurance that purports to insure its officers and directors against certain liabilities incurred by them in the discharge of their official functions.

      The Registrant has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that the Registrant indemnify such directors to the fullest extent permitted by law and advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 8. Exhibits.

      The following exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

      4.1 Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s 1995 Annual Report on Form 10-K, filed on April 1, 1996).

      4.2 Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

      4.3 Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to the Registrant’s Form 8-A filed on August 4, 1998).

      4.4 By-laws of the Registrant, as amended and restated on June 12, 2000 (incorporated by reference to Exhibit 3.3 to the Registrant’s 2000 Annual Report on Form 10-K, filed on March 30, 2001).

      4.5 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

      4.6 Rights Agreement dated as of July 31, 1998, between the Registrant and ChaseMellon Shareholder Services L.L.C. as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A filed on August 4, 1998, including Form of Rights Certificate).

      5 Opinion of Shaw Pittman (including consent) with respect to legality of the Common Stock registered hereunder (filed herewith).

      23.1 Consent of Deloitte & Touche LLP (filed herewith).

Item 9. Undertakings

      (a) The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City or Fairfax, and the Commonwealth of Virginia, as of this 13th day of November, 2001.

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

a Delaware corporation (Registrant)

Bby: _/s/ William M. Purdy William M. Purdy Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and
/s/ William M. Purdy	President

William M. Purdy	(Principal Executive Officer)	09/21/01

Treasurer and Chief Financial
/s/ Ronald L. Schillereff	Officer

Ronald L. Schillereff	(Principal Financial Officer)	09/21/01

/s/ Nancy M. Yurek	Controller

Nancy M. Yurek	(Principal Accounting Officer)	09/21/01

/s/ Daniel J. Altobello	Director	09/21/01

Daniel J. Altobello

/s/ James J. Forese	Director	09/21/01

James J. Forese

/s/ Patrick W. Gross	Director	09/21/01

Patrick W. Gross

Signature	Title	Date

/s/ Dorothy Leonard	Director	09/21/01

Dorothy Leonard

/s/ W. Walker Lewis	Director	09/21/01

W. Walker Lewis

/s/ Frederic V. Malek	Director	09/21/01

Frederic V. Malek

/s/ Frank A. Nicolai	Director	09/21/01

Frank A. Nicolai

/s/ Alan G. Spoon	Director	09/21/01

Alan G. Spoon

EXHIBIT INDEX

Exhibit
Number	Description

4.1*	Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s 1995 Annual Report on Form 10-K).

4.2*	Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

4.3*	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to the Registrant’s Form 8-A filed on August 4, 1998).

4.4*	By-laws of the Registrant, as amended and restated on June 12, 2000 (incorporated by reference to Exhibit 3.3 to the Registrant’s 2000 Annual Report on Form 10-K, filed on March 30, 2001).

4.5*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

4.6*	Rights Agreement dated as of July 31, 1998, between the Registrant and ChaseMellon Shareholder Services L.L.C. as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A filed on August 4, 1998, including Form of Rights Certificate).

5	Opinion of Shaw Pittman (including consent) with respect to legality.

23.1	Consent of Deloitte & Touche LLP.

_____________
*Previously filed.